Exhibit 4.7

April 22, 2008

Millar Western Forest Products Ltd.

16640 – 111th Avenue

Edmonton, Alberta

Canada

Attention:	Mr. Mac Millar, President & CEO
Mr. Kevin Edgson, Chief Financial Officer

Dear Sirs:

We refer to the facility letter dated December 29, 2006 (the “Initial Facility Letter”), the first supplemental facility letter dated September 12, 2007 (the “First Supplemental Facility Letter”), and the second supplemental facility letter dated March 26, 2008 (the “Second Supplemental Facility Letter” and together with the Initial Facility Letter and the First Supplemental Facility, the “Existing Facility Letters”) issued by HSBC Bank Canada (the “Bank”) to Millar Western Forest Products Ltd. (the “Borrower”) and confirm the continued availability of the Loans on the terms and conditions set forth in the Existing Facility Letters, subject to the following:

1.	CREDIT FACILITY:

Increase of Cdn.$20,000,000 (the “Operating Loan Increase”) to the existing operating loan from the original principal amount of Cdn.$30,000,000 (the “Existing Operating Loan”) to the principal amount of $50,000,000 (the “Operating Loan”). Accordingly, all references to “Cdn.$30,000,000” and “U.S.$25,000,000” in Section 2.1 of the Initial Facility Letter are hereby deleted and replaced with “Cdn.$50,000,000” and “U.S.$45,000,000” respectively. For avoidance of doubt, the principal amount of the B/G Sub-Facility is now Cdn.$50,000,000.

2.	PURPOSE:

The Operating Loan Increase shall be used for the same purposes as the Existing Operating Loan.

3.	AVAILABILITY:

So long as there exists no Event of Default, the Operating Loan Increase shall be made available on the same basis as the Existing Operating Loan (which for greater certainty includes being subject to the Margin Requirements) following satisfaction of the Conditions Precedent set out hereunder.

HSBC Bank Canada

885 West Georgia Street, Vancouver, B.C. V6C 3E9

Tel: (604) 685-1000    Fax: (604) 641-3062

4.	MARGIN REQUIREMENTS:

4.1.	Section 6.1.6 of the Initial Facility Letter is hereby amended by deleting the following:

“95% of Insured Receivables”

and replacing it with the following:

“95% of Insured Receivables, provided that the maximum contribution which may be made to any margin calculation pursuant hereto on account of Insured Receivables shall not exceed 100% of the principal amount of insurance that may be claimed by the Borrower from the applicable insurer. For greater certainty, if the maximum margin contribution set forth in this section is exceeded, then any additional Insured Receivables will form part of Other Acceptable Receivables.”

4.2.	Section 6.1.12 of the Initial Facility Letter is hereby amended by deleting the following:

“provided that the maximum contribution which may be made to any margin calculation pursuant hereto on account of Acceptable Inventory shall not exceed:

(a)	50% of the Borrowing Base, for the period between June 1 and November 30 in each year; and

(b)	60% of the Borrowing Base, for the period between December 1 and May 31 in each year;”

and replacing it with the following:

“provided that the maximum contribution which may be made to any margin calculation pursuant hereto on account of Acceptable Inventory shall not exceed 60% of the Borrowing Base;”

5.	REPAYMENT:

5.1.	The Operating Loan, including the Operating Loan Increase, shall be repaid on the same terms and conditions set forth in Section 7 to the Initial Facility Letter, as amended herein; and

5.2.	Section 7.1.2 (the Maturity Date) of the Initial Facility Letter is hereby amended by deleting “May 31, 2009” and replacing it with “May 31, 2010”.

6.	INTEREST AND FEES:

6.1.	Interest shall be repaid on the daily balance of principal outstanding under the Operating Loan, including the Operating Loan Increase, on the same terms and conditions set forth in Section 8 (Interest and Fees) of the Initial Facility Letter, as amended hereby.

6.2.	Section 8.1 of the Initial Facility Letter (Operating Loan) is hereby amended by deleting the two references to “plus one half of one percent (0.5%) per annum” and replacing them with “plus four-fifths of one percent (0.80%) per annum”. For greater certainty, this amendment applies to the spread on both the Bank’s Prime Rate and the Bank’s U.S. Base Rate;

6.3.	Section 8.2 of the Initial Facility Letter (LIBOR Advances) is hereby amended by deleting the reference to “2.0%) per annum above LIBOR” and replacing it with “2.30% per annum above LIBOR”;

6.4.	Section 8.3.2 of the Initial Facility Letter (standby fee) is hereby amended by deleting the reference to “0.25% per annum” and replacing it with “0.50% per annum”;

6.5.	Section 8.3.5 of the Initial Facility Letter and the related provision, section 6.2 of the Schedule to the Initial Facility Letter (stamping fees for Bankers’ Acceptances), are hereby amended by deleting the references to “1.75% per annum” and replacing them with “2.05% per annum”;

6.6.	In addition to the fees payable by the Borrower under the Existing Facility Letters, the Borrower shall also pay to the Bank the sum of Cdn.$100,000 as a non-refundable set-up and application fee in respect of the Operating Loan Increase and the amendments set forth in this third supplemental facility letter which shall be deemed to be earned upon issuance, and payable upon acceptance of this third supplemental facility letter.

7.	SECURITY:

The Loans (including the Operating Loan Increase) and the Borrower’s liabilities and obligations in connection therewith and under the Existing Facility Letters and this third supplemental facility letter shall continue to be evidenced and secured by the security documents as set out in the Existing Facility Letters (the “Existing Security Documents”) and by the following additional documents (the “Additional Security Documents” and together with the Existing Security Documents, the “Security Documents”):

7.1.	replacement line of credit by way of current account overdraft agreement from the Borrower in the principal amount of Cdn.$50,000,000 (which shall replace the agreement delivered pursuant to Section 9.5 of the Initial Facility Letter);

7.2.	agreement for U.S. Dollar line of credit by way of current account overdraft from the Borrower in the principal amount of the lesser of US$45,000,000 and the U.S. Dollar Equivalent of Cdn.$50,000,000 (which shall replace the agreement delivered pursuant to Section 9.6 of the Initial Facility Letter); and

7.3.	all such additional certificates, documents and opinions as the Bank and its solicitors may reasonably require.

8.	CONDITIONS PRECEDENT:

It shall be a condition precedent to the availability of the Operating Loan Increase that the Bank shall have received in form and substance satisfactory to the Bank and its solicitors:

8.1.	this third supplemental facility letter executed by the Borrower;

8.2.	the Additional Security Documents completed and, where necessary, registered;

8.3.	confirmation that the Borrower is in compliance with the terms and conditions of the Existing Facility Letters, as amended by this third supplemental facility letter; and

8.4.	receipt of December 31, 2007 finalized audited year end financial statements for the Borrower.

9.	CONDITIONS OF LOAN:

9.1.	Section 11.2.1 of the Initial Facility Letter (definition of tangible net worth) is hereby amended by deleting the following:

“shall exclude unrealized foreign exchange gains or losses related to the Senior Notes from January 1, 2007 provided that such gains or losses are not materially different, as determined by the Bank, from the relevant figures set out in financial statements for the Borrower dated November 30, 2006 which have been delivered to the Bank”

and replacing it with following:

“shall exclude (a) unrealized foreign exchange gains or losses related to the Senior Notes from January 1, 2007 provided that such gains or losses are not materially different, as determined by the Bank, from the relevant figures set out in financial statements for the Borrower dated November 30, 2006 which have been delivered to the Bank and (b) and any associated deferred tax liabilities and assets for the same time period created solely from the GAAP treatment of the aforementioned unrealized foreign exchange gains and losses”

9.2.	The following is added at the end of Section 11.2.1 to the Initial Facility Letter as amended above:

“notwithstanding the foregoing, the Borrower shall not be in breach of this minimum tangible net worth covenant if its tangible net worth is less than Cdn.$65,000,000 provided that:

(a)	its minimum tangible net worth is not in any event less than Cdn.$25,000,000, tested and calculated on the same basis as set out above;

(b)	the mark to market value as determined upon receipt of and pursuant to the mark to market report provided by EPCOR Merchant and Capital L.P. (“EPCOR L.P.”) to the Borrower of the financial interest of the Borrower in the power syndicate agreement between the Borrower, EPCOR PPA Management Inc. and others dated as of January 1, 2001 (the “Power Syndicate Agreement”) is not less than Cdn.$125,000,000; and

(c)	the indebtedness owed to EPCOR L.P. by the Borrower arising from 2 separate loans (the “Borrower to EPCOR L.P. Indebtedness”) is not greater than Cdn.$25,626,000 in aggregate, such amount to be determined by either a:

(i)	statement of indebtedness from EPCOR L.P.; or

(ii)	a certified statement sworn by a senior financial officer of the Borrower;

The Bank however reserves the absolute right to from time to time amend the terms of the foregoing exception or revoke the exception if the present GAAP treatment of the Power Syndicate Agreement and the financial interest of the Borrower therein changes or any portion of the Power Syndicate Agreement is assigned, transferred, or terminated.”

9.3.	For greater certainty, the calculation of interest within “EBITDA” and the “Debt Service Requirement” as set forth in Section 11.2.14 to the Initial Facility Letter shall be made on a net basis.

9.4.	Section 11.2.15 to the Initial Facility Letter is hereby deleted and replaced with the following:

“if the Threshold Borrowing/Margin Surplus Level does exist, incur Capital Expenditures (net of disposals of any capital equipment during that same period) in excess of Cdn.$5,000,000 in the Borrower’s fiscal year 2008, and thereafter Cdn.$ 10,000,000 in any consecutive four fiscal quarters of the Borrower”.

9.5.	For greater certainty, Section 11.2.16 to the Initial Facility letter has effectively been amended by reason of the amendments to Section 11.2.15 as set forth above and the definition of Threshold Borrowing/Margin Surplus Level as set forth in Section 11.2 below.

10.	FINANCIAL STATEMENTS AND REPORTS

The following is added as Section 12.2.A to the Initial Facility Letter:

“12.2.A	quarterly, within 60 days of each of the Borrower’s fiscal quarter year ends:

12.2.A1	the mark to market report prepared by EPCOR L.P. setting out the mark to market value of the financial interest of the Borrower in the Power Syndicate Agreement as at the end of the Borrower’s most recent fiscal quarter year; and

12.2.A2	amount of the Borrower to EPCOR L.P. Indebtedness as at the end of the Borrower’s most recent fiscal quarter year either by way of a certified statement from authorized representatives of EPCOR L.P. or a signed declaration by a senior financial officer of the Borrower, in either case to be satisfactory to the Bank.”

11.	SCHEDULE TO INITIAL FACILITY LETTER

11.1.	Section 8.8 of the Schedule to the Initial Facility Letter is hereby deleted and replaced with the following:

“Borrowing Base” means the aggregate of 75% of Other Acceptable Receivables, 95% of Government of Canada Receivables, 95% of Insured Receivables and 95% of L/C Supported Receivables and 60% of Acceptable Inventory (previously 50% Acceptable Inventory);”

11.2.	Section 8.26 of the Schedule to the Initial Facility Letter is hereby deleted and replaced with the following:

“GAAP” means generally accepted accounting principles in Canada, from time to time;”

11.3.	Section 8.42 of the Schedule to the Initial Facility Letter shall be amended in that the words in the fourth and fifth line “from customers approved by the Bank” shall be deleted and replaced with “from customers approved by the Bank who are resident in Canada or United States”.

11.4.	Section 8.54 of the Schedule to the Initial Facility Letter is hereby deleted and replaced with the following:

“Threshold Borrowing/Margin Surplus Level” means at any time either more than $35,000,000 (previously $20,000,000) being advanced and outstanding under the Operating Loan (including outstanding bank guarantees or letters of credit under the B/G Sub-Facility) or the Borrowing Base exceeding the amount then advanced and outstanding under the Operating Loan (including outstanding bank guarantees and letters of credit under the B/G Sub-Facility) by less than $15,000,000;”

12.	LAPSE AND CANCELLATION:

This third supplemental facility letter shall lapse and all obligations of the Bank hereunder and in respect of the Operating Loan Increase shall cease, all at the option of the Bank, if in the opinion of the Bank the conditions precedent hereunder have not been met and the Operating Loan Increase made available in accordance with this third supplemental facility letter by not later than June 30, 2008.

13.	COUNTERPARTS:

This third supplemental facility letter may be executed in one or more counterparts, by telecopier or otherwise, all of which taken together shall constitute one and the same original third supplemental facility letter.

14.	APPLICATION OF THIRD SUPPLEMENTAL FACILITY LETTER

The terms and conditions set forth in this third supplemental facility letter shall become in force and effect upon satisfaction of the conditions precedent set forth in Section 8 above.

Unless otherwise defined herein, all the words capitalized in this third supplemental facility letter shall have the meanings ascribed to such terms in the Existing Facility Letter. Unless the context requires otherwise, all references to the Operating Loan and the Loans shall be deemed to include the Operating Loan Increase.

The Existing Facility Letters shall henceforth be read and construed in conjunction with this third supplemental facility letter and shall be deemed to be amended and supplemented hereby, but only to such extent as may be necessary to give full force and effect to the provisions hereof. Nothing contained in this third supplemental facility letter shall in any way prejudice or derogate from any provision contained in the Existing Facility Letters, except to the extent that any provision of this third supplemental facility letter may be inconsistent or conflict with any provision of the Existing Facility Letters, in which case the provisions hereof shall prevail, but save as aforesaid the Existing Facility Letters and all the terms, covenants and conditions thereof, shall be and continue to be in full force and effect as extended, supplemented and amended hereby.

Without limiting any of the foregoing, the Borrower acknowledges and agrees that there shall not, by virtue of any amendments to the Existing Facility Letters or the Loans effected hereby, be deemed to have been any refinancing, repayment, extinguishment or novation of any indebtedness, obligation or liability of the Borrower existing at the date of the issuance of this third supplemental facility letter.

Kindly acknowledge and confirm your agreement to and acceptance of the foregoing terms and conditions by returning the enclosed duplicate copy of this letter executed by the Borrower by not later than April 28, 2008. The Bank shall then instruct its solicitors to prepare the Additional Security Documents.

Yours very truly,
HSBC BANK CANADA

By:	/s/ Cory M. Bailey	By:	/s/ Wayne Berg
	Cory M. Bailey,		Wayne Berg,
	Assistant Vice President Commercial Financial Services		Vice President Commercial Financial Services

— — — — — — —

AGREED TO AND ACCEPTED THIS 1 DAY OF MAY, 2008.

THE BORROWER:

MILLAR WESTERN FOREST PRODUCTS LTD.

Per:	/s/ Kevin Edgson
Kevin Edgson
Vice President Finance and Chief Financial Officer